Marc Roston Appointed to Hamilton Board of Directors PEMBROKE, BERMUDA, February 25, 2026 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”), today announced that Marc Roston has been appointed to its Board of Directors as a shareholder director by Magnitude Capital, LLC, replacing Hawes Bostic, effective February 20, 2026. “I am pleased to welcome Marc to the Hamilton Board,” said Hamilton Chair David A. Brown. “We are confident his experience and insights will further enhance our Board’s effectiveness. “I extend my gratitude to Hawes for serving on our Board and for his invaluable support in the pivotal growth years during the lead-up to and following our listing on the New York Stock Exchange.” Roston joins Hamilton with more than 30 years of experience as an investment professional, with extensive experience analyzing and evaluating financial performance and business strategy across a wide range of companies. He is a Senior Research Scholar at Stanford University, where he has been affiliated since 2020. He is also Operating Partner of DFW Capital Partners, a private equity firm, a role he has held since 2020. Since 2009, he has advised hedge funds, private equity firms, insurance companies and family offices through MNR Capital LLC, his advisory and investment firm. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contact Darian Niforatos investor.relations@hamiltongroup.com